Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8, File No. 333-212215) pertaining to the 2008 Stock Incentive Plan, as amended, the 2016 Incentive Award Plan and the 2016 Employee Stock Purchase Plan of Selecta Biosciences, Inc.;

(2)	Registration Statement (Form S-3, File No. 333-219262); and

(3)	Registration Statement (Form S-3, File No. 333-219900).

of our report dated March 15, 2018 with respect to the consolidated financial statements of Selecta Biosciences, Inc. included in this Annual Report (Form 10-K) of Selecta Biosciences, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 15, 2018